Exhibit 10.6C

THE HOMETOWN BANK

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME

JOINDER AGREEMENT

The Hometown Bank and Tony J. VunCannon, the Executive, hereby agree, for good and valuable consideration, the value of which is hereby acknowledged, that the Executive shall participate in the Executive Supplemental Retirement Income Master Agreement (“Master Agreement”) established as of July 1, 1993, by The Hometown Bank as such Master Agreement may now exist or hereafter be modified; and do further agree to the terms and conditions thereof as of March 1, 1998. This Joinder Agreement shall become effective as of March 1, 1998.

“Benefit Age” shall be the later of (i) the date of termination of employment with the Bank, or (ii) age 55. My monthly “Supplemental Retirement Income Benefit” as granted by the Administrator shall be $2,083.34, as provided in all relevant provisions of the Master Agreement. The “Payout Period” shall be 180 months.

In general, I understand that my receipt (or my Beneficiary’s receipt) of the Supplemental Retirement Income Benefit (or Survivor’s Benefit) shall be subject to all provisions of the Master Agreement including Sections 2.1, 2.3, 2.4 and 2.6.

I understand that I must complete five (5) years of service with the Bank after becoming covered by this Joinder Agreement in order to become 100% vested in the Supplemental Retirement Income Benefit described and provided herein. However, I further understand that I will vest at a rate of 20% in the Supplemental Retirement Joinder Benefit described and provided herein for each year of service with the Bank after this Joinder Agreement becomes effective, and I will nevertheless be 100% vested in my Supplemental Retirement Income Benefit under this Joinder Agreement if I should die or become disabled while employed by the Bank.

I hereby designate the following individuals as my “Beneficiary” and I am aware that I can subsequently change such designation by submitting to the Administrator, at any subsequent time, and in substantially the form attached hereto as Exhibit A, a written designation of the primary and secondary Beneficiaries to whom payment under the Master Agreement shall be made in the event of my death prior to complete distribution of the benefits due and payable under the Master Agreement. I understand that any Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

PRIMARY BENEFICIARY:

SECONDARY BENEFICIARY:

I acknowledge that I have been provided with a copy of the Master Agreement as currently in effect prior to my execution of this Joinder Agreement and that I have been advised I am entitled to receive any modifications hereinafter made to the Master Agreement by contacting either the Bank or the Administrator.

/s/ Tony J. VunCannon	March 2, 1998
(Executive)	(Date)

The Hometown Bank

By:	/s/ F. Ed Broadwell, Jr.	/s/ Peggy C. Melville	March 2, 1998
	(Bank’s duly authorized Officer)	Attest	Date

SEAL

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